Exhibit 99.1

Nasdaq Appoints Johan Torgeby to its Board of Directors

NEW YORK and STOCKHOLM, July 21, 2022 – Nasdaq, Inc. (Nasdaq: NDAQ), today announced the appointment of Johan Torgeby to its Board of Directors. Torgeby is President and Group Chief Executive at Skandinaviska Enskilda Banken (SEB), a leading financial services group in northern Europe headquartered in Stockholm, Sweden. Torgeby’s appointment is effective immediately and expands the Board to 11 directors. He will be a member of the Finance Committee.

“Johan’s extensive financial services and global leadership experience, with a particular focus on investor protection and risk management, will bring invaluable insights to the Nasdaq Board,” said Michael R. Splinter, Chairman, Nasdaq. “We are pleased to welcome Johan to the Board as the Company continues its journey to bring increased integrity, transparency, and liquidity to the global financial ecosystem.”

“I am excited to join Nasdaq’s Board at such an important time during its strategic evolution and digital transformation,” said Johan Torgeby. “Nasdaq is a leading force in the global capital markets – in both the Nordic and Baltic regions, and with clients worldwide – and I look forward to working alongside my fellow directors and the management team to advance the Company’s purpose and mission.”

Torgeby joined SEB in 2009 from Morgan Stanley and held several positions within the Large Corporates & Financial Institutions division prior to being named the division’s Co-Head and a member of the Group Executive Committee in 2014. He was appointed President and CEO in 2017. Torgeby serves as a director of SEB, the Swedish Bankers’ Association, the Institute of International Finance, and Mölnlycke Holding AB. He received a bachelor’s degree in economics from Lund University, Sweden.

About Nasdaq:

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

Nasdaq Media Contact:

Will Briganti

(646) 964-8169

william.briganti@nasdaq.com

Investor Relations Contact:

Ed Ditmire, CFA

(212) 401-8737

ed.ditmire@nasdaq.com

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